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                                                              EXHIBIT 11.1

SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
(OOO'S EXCEPT PER SHARE DATA)

                                      NINE MONTHS ENDED     THREE MONTHS ENDED
                                      SEPTEMBER 30, 1997    SEPTEMBER 30, 1997
                                      ------------------    ------------------

Net income (loss)                          $ (702)               $ 177

Weighted average common shares              3,767                3,767
Common equivalent shares:
 Dilutive Stock options                        77                   77
 Dilutive Warrants                            429                  429
                                           ------                -----
Common and common equivalent shares         4,273                4,273

Earnings (loss) per common and common
 equivalent share                          $(0.16)               $0.04
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